EXHIBIT 10.1

                                SERVICE AGREEMENT

         This Service Agreement ("Agreement") is made as of the 15th day of February 2004, by and between BERGEN COMMUNITY REGIONAL BLOOD CENTER ("CBS"), a New Jersey not-for-profit corporation with its principal place of business at 970 Linwood Ave. West, Paramus, New Jersey 07652, and Cord Partners, Inc. (CPI) (formerly Rainmakers International) a Florida corporation, with its principal place of business at 10940 Wilshire Boulevard, 6th Floor, Los Angeles, CA 90024.

         WHEREAS, CPI is in the business of soliciting customers in the market for Umbilical Cord Blood ("Cord Blood"), processing and storage services;

         WHEREAS, CPI seeks to contract with an entity to process and store Umbilical Cord Blood units and provide other services relative to ensuring the processing of such Cord Blood; and

         WHEREAS, CBS operates The Elie Katz Umbilical Cord Blood Program operates and is able to provide the services to CPI as listed in Paragraph 2.

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do agree as follows:

Section 2.  Obligations of CBS

        2.1 Services Provided. CBS shall provide CPI with the following
            "Services"

            2.1.1 CBS shall test all Cord Blood received from CPI to determine whether it is appropriate for storage. CBS shall process and store the Cord Blood under prevailing professional industry standards in accordance with all applicable federal, state and local statutes, rules, association requirements, and regulations governing the processing and storage of Cord Blood (collectively "Applicable Law"). If CBS determines that any cord blood received from CPI is not appropriate for storage, it will promptly return it to CPI at CPI's expense.

            2.1.2 CBS shall store the processed Cord Blood in computerized, temperature monitored liquid nitrogen vapor tanks or other suitable storage units until the Cord Blood is disposed of as provided in Section 6 of this Agreement.

            2.1.3 CBS shall assist CPI in formulating a Cord Blood extraction kit ("Kits"), which will comply with CBS's current standard operating procedures. This will include, but not be limited to, blood bags and other necessary paperwork and materials required to collect the Cord Blood.

            2.1.4 CBS shall provide CPI with instructions regarding the extraction and transportation of the Cord Blood.


            2.1.5 The services to be provided by CBS pursuant to the terms of this Agreement shall be furnished in accordance with the prevailing standards applicable to storing Cord Blood, as well as Applicable Law.

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Section 3.  Obligations of CPI.

        3.1 Duties of CPI.  The duties and obligations of CPI, shall include:

            3.1.1 CPI shall be responsible for collecting the cord blood in accordance with prevailing professional industry standards and applicable law.

            3.1.2 CPI shall ensure that all Cord Blood transported to CBS is accompanied by documentation identifying the owner of the Cord Blood, the quantity of blood collected, evidence of the Cord Blood, consent to process and store the Cord Blood, and any other information reasonably requested by CBS to facilitate the processing and storing of the Cord Blood.

            3.1.3 CPI shall maintain current information regarding Cord Blood owners. All Information maintained by CPI shall be updated annually including, but not to be limited to, the current address and telephone number of Cord Blood owners. The information of Cord Blood owners as described hereinabove is hereby deemed the confidential property of CPI and is not to be disclosed or sold to a third party, all as more fully set forth in Section 10 hereof.

            3.1.4 CPI acknowledges that (a) CPI bears the sole responsibility for collecting and transporting the Cord Blood to CBS; (b) CPI bears the sole responsibility of ensuring that all payments due under this Agreement, including the Annual Storage Fees, as defined in Section 4, are paid; (c) CPI bears the sole responsibility of furnishing CBS with the information required to dispose of the Cord Blood, as set forth in Section 6 of this Agreement; and (d) all clients of CPI have the right to transfer the Cord Blood to another party for storage upon written notice to CBS by CPI or by the client to CBS in the event that CPI is unavailable or such client has terminated CPI 's service.

            3.1.5 CPI shall adhere to the professional standards associated with the marketing, sales, education and transportation of the Cord Blood.

4. Compensation. CPI shall compensate CBS for the services performed herein at the rate indicated in Schedule 1. The fee shall cover all services, materials and activities necessary to place a client's sample into liquid nitrogen storage according to Section 2.1.2 above. The Processing Fee shall include but not be limited to, administration fees, laboratory fees, enrollment fees, processing fees, cost of maternal and Cord Blood testing. In addition to the processing fee, CPI will pay to CBS storage fees as indicated in Schedule 1.

    A one time fee covering 20 years of storage amounting to $750, can be paid by CPI with the delivery of the cord blood unit to CBS.

    In the event that CPI does not make payment of the fees as herein provided, CBS retains all rights to the processed Cord Blood that is not paid for. CPI may cure this default as provided in section 5.2.1 of this Agreement.

5.  Term and Termination.

    5.1 Term. This Agreement commenced on June 30, 2002, and will continue for a period of ten (10) years subject to earlier termination as hereinafter provided. If no notice is given to terminate this Agreement within the last 120 days of its term(s) the Agreement, and any renewals thereafter,


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          shall be renewed on the anniversary date of this Agreement and shall renew on an annual basis.

5.2 Termination For Cause.

    5.2.1 Upon a party breaching a material term or obligation of this Agreement, the non-breaching party may terminate this Agreement; provided that such breach remains uncured for more than thirty (30) days after the breaching party has received written notice of the breach from the non-breaching party.

    5.2.2 At the election of the other party, this Agreement shall terminate thirty (30) days after the date upon which a party makes a general assignment for the benefit of creditors, files a voluntary petition or commences a proceeding for any relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, composition or extension.

    5.2.3 At the election of the other party, if an involuntary petition or any proceeding is commenced against a party hereto for any relief under any bankruptcy or insolvency laws, or any laws relating to the readjustment of indebtedness, reorganization, composition or extension, or the appointment of a receiver of any part of the property of such Party or levy on or attachment of any of the property of such Party, and such petition or proceeding is not dismissed within ninety (90) days after the date on which it is filed or commenced ("Dismissal Period"), this Agreement may be terminated within thirty
          (30) days after the end of the Dismissal Period.

5.3 Termination Other Than For Cause
    The agreement may be terminated by either party, at any time, by either party giving 90 days written notice to the other party.

6.  Disposition of the Cord Blood.

    6.1 Release for Transplant or Directed Use by an Individual Client During the Term of the Agreement. During the term of this Agreement, CBS shall release the Cord Blood stored at its facility upon receipt of a written request by CPI, which shall include documentation evidencing the Cord Blood owner's consent to release or dispose of the Cord Blood from storage. Such a request shall include without limitation the necessary information regarding the preparation, destination, and required timing of the shipment. CBS shall no longer be responsible for the Cord Blood once it is released to a courier or delivery service. CPI shall bear the cost of $50 per sample associated with the preparation (including but not limited to labor, supplies and other usual and customary procedures and equipment, associated with the release of such samples of the cord blood). CPI shall pay any delivery costs from CBS to the destination.

    6.2 Bulk Release of Multiple Specimens or Bulk Release of Specimens upon Termination of the Agreement. Within 60 days of the termination of this Agreement, as set forth in the provisions of Section 5, CPI shall provide CBS with adequate instructions regarding the disposition of multiple units of the Cord Blood stored by CBS pursuant to the terms of this Agreement. CPI shall provide CBS with written instructions regarding the preparation, destination, and required timing of the shipment of all Cord Blood stored by CBS pursuant to this Agreement. CBS shall no longer be responsible for the Cord Blood once it is released to a courier or delivery service. CBS shall provide all preparation, services, equipment and materials customary for the transport of bulk cord blood specimens. CPI, shall bear the costs associated with the Bulk Release of Cord Blood which in any event shall not exceed $1000 for every 200 units released. CPI shall bear


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          the costs of any transportation of bulk units from CBS to their final destination.

    6.3 Failure to Give Instructions. If CPI fails to give CBS the instructions required in Section 6.2, CBS shall have the right to dispose of the stored Cord Blood in any manner, in the sole discretion of CBS, without liability to CPI or CBS's clients. Alternatively, CBS may contact individual owners of the cord blood directly and make any arrangements it deems appropriate to continue to store such cord blood. The failure of CBI to give such instructions shall be a material breach of this Agreement

7.  Responsibility.

    CPI will implement precautions and procedures to ensure that every client's Cord Blood is collected, handled and shipped in a proper and expedient manner in accordance with applicable law . Upon receipt, CBS will process and store such Cord Blood at CBS's laboratory.

    CBS will do everything reasonable and with proper laboratory practices to ensure the safety and long-term cryo preservation of every client's umbilical cord blood. When the umbilical cord blood has been processed and stored at CBS's laboratory, CBS will be solely responsible to CPI's clients with respect to the storage of all Cord Blood pursuant to the terms hereof. After processing and storage of such Cord Blood, CPI will be responsible for billing its clients only.

8.  Assignability.

    Each party shall have the right to assign this Agreement with the consent of the other party, such consent not to be unreasonably withheld.


9.  Confidentiality and Non-Solicitation.

    9.1 Both Parties acknowledge that all information of or about the other, including all information relating to any technology, products, process or intellectual property of each party (including but not limited to, owned or licensed intellectual property, rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information or other confidential information of each party will not be disclosed by any party without the prior written consent of the other. The proceeding does not apply to such information, which is in the public domain.

    9.2 CBS acknowledges that all information pertaining to CPI's clients and client base is confidential and proprietary in nature. CBS shall maintain the confidentiality of all such information as required by Applicable Law, and shall not disclose such information without the prior written consent of RMI except as may be required by law or legal process. Except as provided in
    Section 6.3 above, CBS shall not contact or solicit any clients of CPI throughout the term of this Agreement without the prior written consent of CPI.

    9.3 Both parties agree not to disclose or publicize the existence of or any portion of this agreement unless given permission in writing by the other party.



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10. Trademarks.

    10.1 Both parties are the owners of a certain trademarks that may appear upon or in connection with the Kits and certain labels, packages, containers and other materials.

    10.2 Other than as provided above in Paragraph 10.1, nothing in this Agreement shall be deemed to transfer to or confer upon the other party any right to use the name of the other party or any of its subsidiaries or any trademark or trade name owned by the other party or by any of its subsidiaries unless consent is given to do so.

11. Insurance.

    11.1 CBS and CPI shall respectively at its sole cost and expense, procure and maintain commercial general liability insurance in their respective favor, in amounts of not less than $1,000,000 per incident and $3,000,000 annual aggregate and name the counter party hereto herewith as additional insured. Such commercial general liability insurance coverage required under this Section 11 shall not be construed to create a limit of liability of the parties under this Agreement. Upon signing of this Agreement, each party shall provide to the other certificates of insurance showing compliance with the foregoing requirements.

    11.2 The insurance required herein shall provide that the counter party designated as the additional insured thereunder pursuant to Section
          11.1 above shall receive as least fifteen (15) days written notice prior to the cancellation, non-renewal or material change in the insurance policies to be maintained hereunder in the event suitable replacement insurance is not provided within such fifteen (15) days, the party receiving such notice shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period

    11.3 All insurance maintained by the parties pursuant to the terms hereof shall be maintained with carriers having a commercially reasonable insurance rating. All insurance required hereunder shall be maintained throughout the term of this Agreement, or any extension hereof, plus an additional period of no less than ten (10) years.

    11.4 This Section 11 shall survive expiration or termination of this Agreement for any reason.

13. FORCE MAJEURE

          Not withstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any loss or damage of any kind arising out of delay or failure in performance of any obligation thereunder beyond that party's reasonable control, including but not limited to any delay or failure caused by failure, unavailable or shortage of power, materials or supplies, flood, fire, other abnormally inclement weather, other act of God, act of war or terror, riot, act or omission of government or governmental agency (including FDA withdrawal and recall recommendations), strike, work stoppage, other labor unrest, other act or omission in the process of manufacture, production or supply under the control of third parties, or any other emergency ("Force Majeure"). If either party delays or fails to perform in whole or part its obligations hereunder for reasons arising from Force Majeure, and such delay or failure to perform extends for a period of sixty (60) days or more, then the non-delaying party to the other, effective immediately upon receipt of by the delaying party of written notice of termination from the non-delaying party, provided that any fees and charges then due and owing shall remain due and payable in accordance with the terms hereof.

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14. INDEMNIFICATION

    14.1.1 CPI agrees to indemnify, defend and hold CBS, its trustees, officers, employees, and agents harmless from and against any and all liability, expense (including court costs and reasonable attorney's fees) arising from claims for bodily injury, death or property damage which CBS may incur, suffer, become liable for, or which may be asserted or claimed against CBS as a result of the acts, errors or omissions of CPI, its directors, officers, employees, contractors, subcontractors, agents, donors, customers or clients as a result of or while performing its obligations hereunder or arising otherwise from the use, or handling of the cord Blood.

            However, CPI shall not be responsible to CBS for any liability to the extent it is caused by any willful misconduct or gross negligence of CBS, its Trustees, officers, employees or agents.

    14.1.2 CBS agrees to indemnify, defend and hold CPI, its trustees, officers, employees, and agents harmless from and against any and all liability, expense (including court costs and reasonable attorney's fee) arising from claims for bodily injury, death or property damage which CPI may incur, suffer, become liable for, or which may be asserted or claimed against CPI as a result of the acts, errors or omissions of CBS, its directors, officers, employees, contractors, subcontractors, agents, donors, customers or clients as a result of or while performing its obligations hereunder. However, CBS shall not be responsible to CPI for any liability to the extent it is caused by willful misconduct or gross negligence CPI its trustees, officers, employees or agents.

    14.2 The provisions of this Section 14 shall survive the termination of this Agreement.

15. NOTICES

    Notices provided under this Agreement shall be in writing and shall be sent by U.S. mail to CPI, 10940 Wilshire Boulevard, 6th Floor, Los Angeles, CA 90024, Attention: Matthew Schissler, CEO, and to Bergen Community Regional Blood Center, 970 Linwood Avenue West, P.O. Box 39, Paramus, New Jersey 07653-0039, Attention: Stanley Siegel. Each party by notice to the other party may change its address for the delivery of notice hereunder.

16. Miscellaneous.

    This Agreement represents the entire Agreement between the parties concerning the subject matter hereof and there are not understandings, agreements, or representations other than as herein set forth. This Agreement shall be binding upon the parties and their respective heirs, spouses, executors, administrators, agents, representatives, successors and assigns, shareholders, directors, officers and employees. Headings shall not be used in the construction of this Agreement. The Agreement shall be construed in Accordance with the laws of the state of New Jersey (without application of its principles of conflicts of laws). If any provision of this Agreement is deemed unenforceable, the remaining provisions hereof shall nevertheless be fully enforceable in accordance with their terms.

    For the purposes of this Agreement and all services to be provided hereunder, each party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venture or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

    Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach. Any waiver or modification of any provision hereof must be in writing and duly executed by authorized representatives of both parties.


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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above under seal.


BERGEN COMMUNITY REGIONAL                           CORD PARTNERS INC.
BLOOD CENTER


-----------------------------------------           ----------------------------
By: Dennis M. Todd, Ph.D.                           By: Matthew Schissler
    President and Chief Executive Officer               Chief Executive Officer

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                                   SCHEDULE I

CHARGE FOR SERVICES PER ARTICLE 4

         Fee for all services necessary to place a client's
           umbilical cord blood unit in liquid nitrogen per
           Section 2.1.2.                                              $  577.50

         Fee for storage of each umbilical cord blood unit:
                  First six months
                    (to be billed six months after collection)         $   25.00
                  Each anniversary date thereafter                     $   50.00

NOTES

1) Invoices will be sent as of the last day of each month and will be due and payable within 30 days from invoice date. A discount of 2% will be allowed for all invoices paid within 10 days of the invoice date. A volume discount of an additional $28.13 per unit will be given for each unit invoiced in excess of 100 units per unit.

2) The fees listed above may be adjusted by CBS by giving 60 days written notice to CPI.


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